Exhibit 99.1

                                        Press Release
                                        For Immediate Release

Beazer Homes Announces New Revolving Credit Facility

ATLANTA, July 26, 2007 -- Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) announced that it has entered into a new $500 million revolving credit facility. The new four year credit arrangement, which matures in July 2011, replaces the company’s existing $1 billion revolving credit facility, which was scheduled to mature in August 2009. The new facility contains an accordion feature which permits the aggregate commitment to increase up to $1 billion, subject to the availability of additional commitments.

The new facility was arranged by Wachovia Securities and Citigroup Global Markets, Inc. Wachovia Bank, National Association serves as Administrative Agent, Citicorp North America, Inc. as Syndication Agent, BNP Paribas, Guaranty Bank and The Royal Bank of Scotland plc as Documentation Agents, Regions Bank as Senior Managing Agent, and J.P. Morgan Chase Bank, N.A. as Managing Agent. In addition, four other banks participated in the transaction.

“We are focused on maintaining a strong balance sheet and significant liquidity in the current challenging business environment,” said Allan P. Merrill, Executive Vice President and Chief Financial Officer. “The new facility reflects our requirement for less total borrowing capacity as we pursue a positive cash generation strategy during this industry downturn and provides us with more flexible financial covenants. We appreciate the support and confidence of our bank syndicate led by Wachovia and Citigroup.”

The new revolving credit facility contains financial covenants related to, among other items, maintenance of minimum levels of interest coverage and minimum tangible net worth. In particular, earnings before interest, taxes, depreciation and amortization, as defined in the agreement, must equal or exceed 1.1 times interest incurred for the next nine quarters, increasing to 1.5 times for the tenth quarter and then 1.75 times thereafter. The former credit facility required maintenance of interest coverage of at least 2.0 times interest incurred. The covenants also provide a new minimum tangible net worth requirement of $1 billion, which will increase by 50% of net income in future periods. At June 30, 2007 the Company’s tangible net worth as defined in the agreement was approximately $1.3 billion.

“As lead agent for this new facility, we are delighted to expand our relationship with Beazer Homes,” said Bird Anderson, SVP and Head of Homebuilder Finance for Wachovia. “Despite the current difficult operating environment, we, along with Citigroup and the other nine banks participating in the facility, have confidence in both Beazer Homes and the long-term fundamentals of the industry.”

Beazer Homes USA, Inc., headquartered in Atlanta, is one of the country’s ten largest single-family homebuilders with operations in Arizona, California, Colorado, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia and also provides mortgage origination and title services to its homebuyers. Beazer Homes, a Fortune 500 Company, is listed on the New York Stock Exchange under the ticker symbol “BZH.”

Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in general economic conditions, changes in levels of customer demand, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition, implementation of overhead realignments and associated costs, potential liability as a result of construction defect, product liability and warranty claims, the outcome of the U.S. Attorney inquiry and related internal review, the SEC investigation, the class action lawsuits, derivative claims and similar proceedings and other factors described in the Company’s Annual Report on Form 10-K for the year ended September 30, 2006 filed with the Securities and Exchange Commission on December 8, 2006 and other reports filed from time to time with the Securities and Exchange Commission.
Contact:  Leslie H. Kratcoski
                 Vice President, Investor Relations & Corporate Communications
                 (770) 829-3764
 lkratcos@beazer.com`